EXHIBIT 10.43
Execution Version
REVENUE INTEREST FINANCING AND WARRANT PURCHASE AGREEMENT
Dated as of January 28, 2008
between
ARTES MEDICAL, INC.,
and
COWEN HEALTHCARE ROYALTY PARTNERS, L.P.

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Table of Contents
(continued)

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Table of Contents
(continued)

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EXHIBITS

Exhibit A	—	Form of Assignment of Revenue Interest
Exhibit B(1)	—	Form of Comerica Deposit Agreement
Exhibit B(2)		Form of JPMorgan Deposit Agreement
Exhibit C	—	Form of Investor Rights Agreement
Exhibit D	—	Form of Note and Warrant Purchase Agreement
Exhibit E	—	Form of Revenue Interest Security Agreement
Exhibit F	—	Form of Second Warrant
Exhibit G	—	Legal Opinion of Heller Ehrman LLP (transaction opinion)
Exhibit H	—	Legal Opinion of Heller Ehrman LLP (IP opinion)

-iv-

REVENUE INTEREST FINANCING AND WARRANT PURCHASE AGREEMENT
     This REVENUE INTEREST FINANCING AND WARRANT PURCHASE AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is made and entered into as of January 28, 2008 by and between Artes Medical, Inc., a Delaware corporation, (the “Company”), and Cowen Healthcare Royalty Partners, L.P., a Delaware limited partnership (“CHRP”).
     WHEREAS, the Company wishes to assign, convey and transfer to CHRP, and CHRP wishes to accept the assignment, conveyance, and transfer from the Company, the Revenue Interest (as hereinafter defined), upon and subject to the terms and conditions hereinafter set forth; and
     WHEREAS, as further inducement to enter into this Agreement, the Company wishes to issue to CHRP, and CHRP wishes to accept from the Company, the Second Warrant (as hereinafter defined).
     NOW, THEREFORE, in consideration of the mutual covenants, agreements representations and warranties set forth herein, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01 Definitions.
     The following terms, as used herein, shall have the following meanings:
     “Additional Included Products” shall mean, as of any date of determination, from October 1, 2007 through and until the end of the Term,
     (a) prior to the date that the payments received and retained (i.e., not refunded pursuant to the true-up in Section 5.08(e) by CHRP) by CHRP under Sections 2.02, 5.07(c) and 5.08 exceed *** Percent (***%) of the aggregate amount paid by CHRP under Section 2.03, any products not internally developed (including in-licensed or purchased) by the Company or its Affiliates that are primarily used for or have an FDA-approved indication in the field of cosmetic, aesthetic or dermatologic procedures or any other non-disease-modifying cosmetic, aesthetic or dermatologic application including scar repair, non-surgical chin and nose augmentation, facial trauma repair (e.g. orbital tissue bulking) and treatment of HIV lipoatrophy, but, for the avoidance of doubt, excluding non-aesthetic, non-cosmetic and non-dermatologic applications, such as for the treatment of GERD, urinary incontinence, spinal disease/injury, sleep apnea or any other non-cosmetic, non-aesthetic and non-dermatologic use that would require a Regulatory Approval Application in the Territory assuming that such applications are differentiated in terms of brand, formulation, dosing, etc. to the extent that the products relating to such

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applications are not substituted for or do not cannibalize the cosmetic, aesthetic and dermatologic applications; and
     (b) from and after the date that the payments received and retained (i.e., not refunded pursuant to the true-up in Section 5.08(e) by CHRP) by CHRP under Sections 2.02, 5.07(c) and 5.08 are at least *** Percent (***%) of the aggregate amount paid by CHRP under Section 2.03, any products not internally developed (including in-licensed or purchased) by the Company or its Affiliates that are primarily used for or have an FDA-approved indication as a dermal or soft tissue filler with: (i) an FDA-approved claim or data based on clinical trial results published in the IFU or package insert, demonstrating semi-permanence (defined as efficacy equal to or greater than 18 months), or (ii) manufactured with an industry recognized non-resorbable component (e.g. PMMA), or (iii) a resorbable component that is generally recognized by experts in the industry as providing wrinkle correction or dermal or soft tissue filling for at least 18 months, but, for the avoidance of doubt, excluding non-aesthetic, non-cosmetic and non-dermatologic applications as described in clause (a) above.
     “Additional Intellectual Property” shall mean all proprietary information; trade secrets; know-how; confidential information; inventions (whether patentable or unpatentable and whether or not reduced to practice or claimed in a pending patent application) and improvements thereto; Patents; registered or unregistered trademarks, trade names, service marks, including all goodwill associated therewith; registered and unregistered copyrights and all applications thereof; in each case that are owned, controlled by, issued to, licensed to, licensed by or hereafter acquired by or licensed by the Company or its Subsidiaries, but excluding the Intellectual Property.
     “Affiliate” shall mean any Person that controls, is controlled by, or is under common control with another Person. For purposes of this definition, “control” shall mean (i) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (ii) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.
     “Agreement” shall have the meaning set forth in the first paragraph hereof.
     “Applicable Percentage” shall mean, as of any date of determination, from October 1, 2007 through and until the end of the Term,
     (a) prior to the date that the payments received and retained (i.e., not refunded pursuant to the true-up in Section 5.08(e) by CHRP) by CHRP under Sections 2.02, 5.07(c) and 5.08 exceed *** Percent (***%) of the aggregate amount paid by CHRP under Section 2.03, the following:

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     (i) with respect to Net Product Sales in the Territory of up to and including *** dollars ($ *** ), *** percent (***%); and
     (iii) with respect to Net Product Sales in the Territory in excess of *** dollars ($***), *** percent (***%);
     and
     (b) from and after the date that the payments received and retained (i.e., not refunded pursuant to the true-up in Section 5.08(e) by CHRP) by CHRP under Sections 2.02, 5.07(c) and 5.08 are at least *** Percent (***%) of the aggregate amount paid by CHRP under Section 2.03, *** percent (***%) of Net Product Sales in the Territory.
     “Assignment of Revenue Interest” shall mean the Assignment of Revenue Interest pursuant to which the Company shall assign, convey and transfer to CHRP all of its rights and interests in and to the Revenue Interest, which Assignment of Revenue Interest shall be substantially in the form of Exhibit A.
     “Audit Costs” shall mean, with respect to any audit of the books and records of the Company and its Subsidiaries with respect to amounts payable or paid under this Agreement, the out-of-pocket cost of such audit payable to third parties, including all fees, costs and expenses incurred in connection therewith.
     “Bankruptcy Event” shall mean the occurrence of any of the following:
          (i) the Company or any Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, relief of debtors or the like, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its respective debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any portion of its assets, or the Company or any Subsidiary shall make a general assignment for the benefit of its respective creditors;
          (ii) there shall be commenced against the Company or any Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above which remains undismissed, undischarged or unbonded for a period of ninety (90) Business Days;
          (iii) there shall be commenced against the Company or any Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against (A) all or substantially all of its assets and/or (B) the Included Products or any substantial portion of the Intellectual Property, which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within ninety (90) Business Days from the entry thereof;

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          (iv) the Company shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above;
          (v) the Company shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its respective debts as they become due; or
          (vi) the Company shall be in a financial condition at any time on or after January 1, 2011 when the Company is not a “going concern,” such that the sum of its debts is greater than the fair market value of its property at such time.
     “Business Day” shall mean any day other than a Saturday, a Sunday, any day which is a legal holiday under the laws of the State of New York, or any day on which banking institutions located in the State of New York are required by law or other governmental action to close.
     “Change of Control” shall mean:
          (i) the acquisition by any Person or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) of beneficial ownership of any capital stock of the Company, if after such acquisition, such Person or group would be the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors;
          (ii) the approval by the Company’s stockholders of a merger or consolidation of the Company, with any other Person, other than a merger or consolidation which would result in the Company’s voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the Company’s voting securities or such surviving entity’s voting securities outstanding immediately after such merger or consolidation;
          (iii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any of its Subsidiaries of all or substantially all the assets of the Company and its Subsidiaries taken as a whole (including, without limitation, the Included Products) or the sale or disposition (whether by merger or otherwise) of one or more Subsidiaries of the Company if substantially all of the assets of the Company and its Subsidiaries taken as a whole are held by such Subsidiary or Subsidiaries (including, without limitation, the Included Products), except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned Subsidiary of the Company; or
          (iv) the sale, lease, license, transfer or assignment (or any attempt to do any of the foregoing) of all or any material portion of the Intellectual Property or Regulatory Approvals for the Territory other than to a wholly owned Subsidiary of the Company, provided, however, that a transaction or series of transactions approved by the Company’s board of directors in which the Company issues its equity securities and/or rights to acquire its equity securities to raise funds in support of its operations, shall not be deemed to be a Change of

Control to the extent all equity securities and/or rights to acquire equity securities issued pursuant to this sentence, when taken in the aggregate, represent less than (i) forty-nine percent (49%) of the Company’s then outstanding securities (determined on a fully-diluted, as if exercised, basis) entitled to vote generally in the election of directors if all investors are financial investors, or (ii) twenty percent (20%) of the Company’s then outstanding securities (determined on a fully-diluted, as if exercised, basis) entitled to vote generally in the election of directors if one or more investors is a non-financial investor.
     “CHRP” shall have the meaning set forth in the first paragraph hereof.
     “CHRP Concentration Account” shall mean a segregated account in the name of CHRP established for the benefit of CHRP and maintained at the Deposit Bank pursuant to the terms of the JPMorgan Deposit Agreement and this Agreement. The CHRP Concentration Account shall be the account into which the funds held in the Joint Concentration Account which are payable to CHRP pursuant to this Agreement are swept by the Deposit Bank in accordance with the terms of this Agreement and the JPMorgan Deposit Agreement.
     “CHRP Indemnified Party” shall have the meaning set forth in Section 8.05.
     “Closing” shall have the meaning set forth in Section 6.01.
     “Closing Date” shall mean the date following the date hereof on which CHRP fulfills its funding obligations pursuant to Section 6.03(d).
     “Collateral” shall mean the property included in the definition of “Collateral” in the Revenue Interest Security Agreement.
     “Collection Accounts” shall mean collectively, that certain lockbox account, that certain credit card account # ***      and that certain deposit account # ***, each maintained at the Collection Bank pursuant to the Comerica Deposit Agreement and this Agreement. Such lockbox and credit card accounts shall be the accounts into which all payments made in respect of the sales of the Included Products and the Additional Included Products are to be remitted. Such deposit account shall be the account into which all amounts in such lockbox and credit card accounts shall be swept on a daily basis.
     “Collection Bank” shall mean Comerica Bank.
     “Comerica Deposit Agreement” shall mean the Comerica Deposit and Account Control Agreement entered into by the Collection Bank, the Company and CHRP, substantially in the form of Exhibit B(1), pursuant to which, (i) the Collection Accounts will be maintained, (ii) “control”, within the meaning of the UCC, shall be established in favor of CHRP with respect to the Collection Accounts, and (iii) funds will flow from the Collection Accounts to the Joint Concentration Account.
     “Company” shall have the meaning set forth in the first paragraph hereof.

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     “Company Concentration Account” shall mean a segregated account in the name of the Company established and maintained at the Collection Bank pursuant to the terms of the Comerica Deposit Agreement and this Agreement. The Company Concentration Account shall be the account into which the funds remaining in the Joint Concentration Account after payment therefrom of the amounts payable to CHRP pursuant to this Agreement are swept in accordance with the terms of this Agreement and the JPMorgan Deposit Agreement.
     “Company Indemnified Party” shall have the meaning set forth in Section 8.05.
     “Confidential Information” shall mean, as it relates to the Company and its Affiliates and the Included Products, the Additional Included Products, the Intellectual Property, the Additional Intellectual Property, confidential business information, financial data and other like information (including ideas, research and development, know-how, formulas, schematics, compositions, technical data, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), client lists and tangible or intangible proprietary information or material, or such other information that either party identifies to the other as confidential or the nature of which or the circumstances of the disclosure of which would reasonably indicate that such information is confidential. Notwithstanding the foregoing definition, Confidential Information shall not include information that (i) is already in the public domain at the time the information is disclosed, (ii) thereafter becomes lawfully obtainable from other sources, (iii) is disclosed in any document filed with any Governmental Authority or (iv) is disclosed under securities laws, rules and regulations applicable to the Company or CHRP, as the case may be, or pursuant to the rules and regulations of any securities exchange or trading system on which securities of the Company may be listed for trading.
     “Daily Amount” shall have the meaning set forth in Section 2.02(a)(ii).
     “Deposit Bank” shall mean JPMorgan Chase Bank, N.A. or such other bank or financial institution approved by each of CHRP and the Company and a party to any successor agreement to the JPMorgan Deposit Agreement.
     “Dispute” shall have the meaning set forth in Section 3.12(k).
     “Excluded Liabilities” shall have the meaning set forth in Section 2.04.
     “FDA” shall mean the United States Food and Drug Administration or any successor federal agency thereto.
     “FDA Approval” shall mean approval by the FDA of the formulation, manufacture, marketing, sale and distribution of the Included Products in the Territory.
     “Financial Statements” shall mean the audited consolidated balance sheets of the Company and its Subsidiaries at December 31, 2006, 2005 and 2004, and the related audited consolidated statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries for the fiscal years ended December 31, 2006, 2005 and 2004, and the unaudited consolidated balance sheet of the Company and its Subsidiaries at September 30, 2007 and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries for the fiscal quarter ended September 30, 2007 and the accompanying footnotes thereto.
     “Fiscal Quarter” shall mean a calendar quarter.
     “Fiscal Year” shall mean a calendar year.
     “GAAP” shall mean generally accepted accounting principles in the United States in effect from time to time.
     “Governmental Authority” shall mean any government, court, regulatory or administrative agency or commission, or other governmental authority, agency or instrumentality, whether foreign, federal, state or local (domestic or foreign), including the Patent Office, the FDA, the United States National Institutes of Health, or any other government authority in any country.
     “Included Products” shall mean, as of any date of determination, from October 1, 2007 through and until the end of the Term,
          (a) prior to the date that the payments received and retained (i.e., not refunded pursuant to the true-up in Section 5.08(e) by CHRP) by CHRP under Sections 2.02, 5.07(c) and 5.08 exceed    ***    Percent (***%) of the aggregate amount paid by CHRP under Section 2.03, ArteFill®, and any improvements to ArteFill® (including new formulations thereof and combination products thereto), and any internally developed products that are primarily used for or have an FDA-approved indication in the field of cosmetic, aesthetic or dermatologic procedures or any other non-disease-modifying cosmetic, aesthetic or dermatologic application, including scar repair, non-surgical chin and nose augmentation, facial trauma repair (e.g. orbital tissue bulking) and treatment of HIV lipoatrophy, but, for the avoidance of doubt, excluding non-aesthetic, non-cosmetic and non-dermatologic applications, such as for the treatment of GERD, urinary incontinence, spinal disease/injury, sleep apnea or any other non-cosmetic, non-aesthetic and non-dermatologic use that would require a Regulatory Approval Application in the Territory assuming that such applications are differentiated in terms of brand, formulation, dosing, etc. to the extent that the products relating to such applications are not substituted for or do not cannibalize the cosmetic, aesthetic and dermatologic applications; and
          (b) from and after the date that the payments received and retained (i.e., not refunded pursuant to the true-up in Section 5.08(e) by CHRP) by CHRP under Sections 2.02, 5.07(c) and 5.08 exceed    ***    Percent (***%) of the aggregate amount paid by CHRP under Section 2.03, ArteFill®, and any improvements to ArteFill® (including new formulations thereof and combination products thereto), and any internally developed products that are primarily used for or have an FDA-approved indication as a dermal or soft tissue filler with: (i) an FDA-approved claim or data based on clinical trial results published in the IFU or package insert, demonstrating semi-

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permanence (defined as efficacy equal to or greater than 18 months), or (ii) manufactured with an industry recognized non-resorbable component (e.g. PMMA), or (iii) a resorbable component that is generally recognized by experts in the industry as providing wrinkle correction or dermal or soft tissue filling for at least 18 months, but, for the avoidance of doubt, excluding non-aesthetic, non-cosmetic and non-dermatologic applications as described in clause (a) above.
     “Included Product Payments” with respect to the Included Products and the Additional Included Products means, for any period of determination, the sum of the following for such period: (i) the amounts actually received by the Company or any of its Affiliates to a Third Party with respect to the sale of Included Products and the Additional Included Products by the Company or any of its Affiliates in the Territory, (ii) the amounts actually received by the Company or any of its Affiliates from a Third Party retained by the Company to distribute or sell the Included Products and/or the Additional Included Products in the Territory (including any amounts actually received by the Company or its Affiliates under License Agreements), and (iii) collections in respect of write-offs or allowances for bad debts in respect of items described in the preceding clauses (i) and (ii). For the avoidance of doubt and without limitation of the foregoing, Included Product Payments shall include (A) all amounts actually received by the Company or any of its Affiliates from a Third Party in connection with any marketing, royalty or manufacturing arrangement with respect to the Included Products or the Additional Included Products in the Territory and (B) all amounts received in respect of any settlements, licenses or cross-licenses of the Intellectual Property. For further avoidance of doubt, Included Product Payments shall not include amounts paid by BioForm Medical Inc. to the Company through the date of this Agreement pursuant to the Settlement and License Agreement, dated October 31, 2005, and the Second License Agreement, dated September 21, 2007.
     “Intellectual Property” shall mean all proprietary information; trade secrets; know-how; confidential information; inventions (whether patentable or unpatentable and whether or not reduced to practice or claimed in a pending patent application) and improvements thereto; Patents; registered or unregistered trademarks, trade names, service marks, including all goodwill associated therewith; registered and unregistered copyrights and all applications thereof; in each case that are owned, controlled by, issued to, licensed to, licensed by or hereafter acquired by or licensed by the Company or its Subsidiaries, in each case relating to, embodied by, covering or involving the Use of the Included Products or the Additional Included Products in the Territory.
     “Investor Rights Agreement” shall mean the Investor Rights Agreement between CHRP and the Company substantially in the form of Exhibit C.
     “Joint Concentration Account” shall mean a segregated account in the name of the Company, subject to a control agreement in favor of CHRP, established for the benefit of the Company and CHRP and maintained at the Deposit Bank pursuant to the terms of the JPMorgan Deposit Agreement and this Agreement. The Joint Concentration Account shall be the account into which Collection Bank sweeps the funds held in the deposit account described in the definition of “Collection Accounts”.
     “JPMorgan Deposit Agreement” shall mean the Deposit and Account Control Agreement entered into by a Deposit Bank, the Company and CHRP, substantially in the form of Exhibit B(2), pursuant to which, (i) the Joint Concentration Account and the CHRP Concentration Account shall be established, (ii) “control”, within the meaning of the UCC, shall be established in favor of CHRP with respect to the Joint Concentration Account, and (iii) funds will flow from the Collection Accounts into the Joint Concentration Account and from the Joint Concentration Account into the CHRP Concentration Account and the Company Concentration Account.
     “Knowledge” shall mean the actual knowledge of an officer of the Company relating to a particular matter. Notwithstanding the foregoing, an officer of the Company or any Affiliate thereof charged with responsibility for the aspect of the business relevant or related to the matter at issue shall be deemed to have knowledge of a particular matter if, in the prudent exercise of his or her duties and responsibilities in the ordinary course of business, such officer should have known of such matter.
     “License Agreement” shall mean any existing or future license, development, commercialization, co-promotion, collaboration, distribution, manufacturing, marketing or partnering agreement entered into by the Company or any of its Affiliates relating to the Included Product in the Territory and/or under the Intellectual Property.
     “Licensees” shall mean, collectively, the licensees, sublicensees or distributors under the License Agreements; each a “Licensee”.
     “Liens” shall mean any lien, hypothecation, charge, instrument, license, preference, priority, security agreement, security interest, interest, mortgage, option, privilege, pledge, liability, covenant, order, tax, right of recovery, trust or deemed trust (whether contractual, statutory or otherwise arising) or any encumbrance, right or claim of any other person of any kind whatsoever whether choate or inchoate, filed or unfiled, noticed or unnoticed, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown.
     “Losses” shall mean collectively, any and all claims, damages, losses, judgments, liabilities, costs and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding).
     “Material Adverse Change” shall mean, with respect to the Company, a material adverse change in the business, operations, assets, or financial condition of the Company and its Subsidiaries taken as a whole.
     “Material Adverse Effect” shall mean (i) the effect of a Material Adverse Change, (ii) a material adverse effect on the validity or enforceability of any of the Transaction Documents, (iii) a material adverse effect on the right of the Company to perform any of its obligations under any of the Transaction Documents, (iv) a material adverse effect on the rights or remedies of CHRP under any of the Transaction Documents, (v) a material adverse effect on the right of CHRP to receive the Revenue Interest, the First Warrant, the Second Warrant or any payment due to CHRP arising under any Transaction Document, (vi) a material adverse effect on the ability of the Company to Use the Included Product in the Territory, or (vii) a right to terminate or receive damages inuring to the benefit of a Third Party arising with respect to any Material Contract; provided, however, that “Material Adverse Effect” shall exclude any effect resulting from (a) changes to general economic conditions or any condition affecting the cosmetic and plastic surgery markets generally, (b) war, hostilities, military actions or acts of terrorism, (c) any decision by the FDA on the Company’s application to change the label for ArteFill® related to the five-year efficacy labeling or to the removal of the skin testing requirement, (d) the announcement of this Agreement or the pendency or consummation of the transactions contemplated by the Transaction Documents, (e) any action taken by the Company or its Subsidiaries that is required by the Transaction Documents, or the failure by the Company or its Subsidiaries to take any action that is prohibited by the Transaction Documents, or (f) changes in the price of (or trading volume in) the Company’s stock, in and of itself (it being understood that the underlying cause of, and the facts, circumstances and/or occurrences giving rise to or contributing to any changes in the price of (or trading volume in) the Company’s stock shall, to the same extent as if this definition of Material Adverse Effect were written without this clause (f), constitute a Material Adverse Effect and/or be taken into account in determining whether there has been, is or would be a Material Adverse Effect).
     “Material Contract” shall mean the contracts, agreements or other arrangements listed on Schedule 3.14 hereto to which either the Company or any of its Subsidiaries is a party or any of the Company’s or its Subsidiaries’ respective assets or properties are bound or committed (other than the Transaction Documents) related to the Use of any Included Product or the Intellectual Property (including each License Agreement).
     “Net Product Sales” with respect to the Included Products and the Additional Included Products shall mean, for any period of determination, the net product sales in the Territory for such period of determination as prepared by the Company in accordance with GAAP and as reported in the Company’s financial statements contained in the Company’s quarterly or annual reports for such period of determination. In calculating Net Product Sales, any transfer from the Company to an Affiliate shall be disregarded and the calculation shall instead be based on the first transfer to a Third Party.
     “Note and Warrant Purchase Agreement” shall mean the Note and Warrant Purchase Agreement between CHRP and the Company substantially in the form of Exhibit D.
     “Note Security Agreement” shall mean the Note Security Agreement by and between the Company and CHRP executed pursuant to the Note and Warrant Purchase Agreement.
     “Obligations” shall mean any and all obligations of the Company and its Subsidiaries under the Transaction Documents.
     “Patent Office” shall mean the respective patent office, including the United States Patent and Trademark Office and any comparable foreign patent office, for any Patents.
     “Patents” shall mean all patents, patent rights, patent applications, patent disclosures and invention disclosures issued or filed, together with all reissues, divisions, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof relating to the Included Products or the Additional Included Products, their respective composition of matter, formulation, or methods of manufacture or use thereof that are issued or filed as of the date hereof as identified in Schedule 3.12(a)(i) and Schedule 3.12(a)(ii) or filed during the Term, which are owned, controlled by, issued to, licensed to or licensed by the Company or any of its Affiliates.
     “Permitted Liens” shall have the meaning provided therefor in the Note and Warrant Purchase Agreement.

     “Person” shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, but not including a government or political subdivision or any agency or instrumentality of such government or political subdivision.
     “Put Option” shall have the meaning set forth in Section 5.07(a).
     “Put Option Closing Date” shall have the meaning set forth in Section 5.07(a).
     “Put Option Event” shall mean any one of the following events:
          (i) any Change of Control;
          (ii) any Bankruptcy Event; or
          (iii) any breach of any representation, warranty or certification made by the Company or its Subsidiaries in any of the Transaction Documents or certificates given by the Company in writing pursuant hereto or thereto which breach results in a Material Adverse Effect and which breach is not cured by the Company within ten (10) days after the Company receives notice thereof or any officer of the Company becomes aware thereof; provided, however, that if the breach cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by the Company be cured within such ten (10) day period, and such breach is likely to be cured within a reasonable time, then the Company shall have an additional reasonable period (which shall not in any case exceed ten (10) days) to attempt to cure such breach; or
          (iv) any breach of or default under any material covenant or agreement by the Company under any Transaction Document which breach or default results in a Material Adverse Effect and which breach or default is not cured by the Company within ten (10) days after the Company receives notice thereof or any officer of the Company becomes aware thereof; provided, however, that if the breach or default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by the Company be cured within such ten (10) day period, and such breach or default is likely to be cured within a reasonable time, then the Company shall have an additional reasonable period (which shall not in any case exceed ten (10) days) to attempt to cure such breach or default; provided, however, that the Company shall not be entitled to a cure period under this clause (iv) if the breach or default giving rise to the Put Option Event is the Company’s breach or default of its obligations under Sections 2.02, 5.07(c) or 5.08.
     “Put Price” shall mean an amount that is the greater of:
     (a) an amount that would generate an internal rate of return (utilizing the same methodology utilized by the IRR function in Microsoft Excel) to CHRP of *** percent (***%) on all payments made by CHRP pursuant to Section 2.03 as of the date of exercise of the Put Option, taking into account the amount and timing of all payments made by the Company to and received and retained by

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CHRP pursuant to Sections 2.02 and 5.08, prior to and as of the date of payment of the Put Price, and
     (b) an amount equal to     ***     percent (***%) of all payments made by CHRP pursuant to Section 2.03 as of such date, less an amount equal to the aggregate of all payments made by the Company and received and retained by CHRP (i.e. not refunded by CHRP) pursuant to Sections 2.02 and 5.08, prior to and as of the date of payment of the Put Price; provided, however that if the Put Option Event precipitating the exercise of the Put Option results, in whole or part, from the Company’s breach of its obligations arising under Section 5.08, the JPMorgan Deposit Agreement or the Comerica Deposit Agreement, then the Put Option Price shall be calculated on the basis that the percentages in these clause (a) and (b) shall have equaled     ***     Percent (***%) and     ***     Percent (***%), respectively.
     “Quarterly Report” shall mean, with respect to the relevant Fiscal Quarter of the Company, (i) a report showing all payments made by the Company to CHRP under this Agreement during such quarter and showing in detail the basis for the calculation of such payments, (ii) a reconciliation of such report referred to in clause (i) above to all information and data deliverable to the Company, CHRP or their Affiliates by the parties to any License Agreement, together with relevant supporting documentation and (iii) such additional information as CHRP may reasonably request.
     “Regulatory Agency” shall mean a Governmental Authority with responsibility for the approval of the marketing and sale of pharmaceuticals in the United States or other regulation of pharmaceuticals.
     “Regulatory Approval Application” shall mean an application for Regulatory Approval required before commercial sale or use of any Included Product as a drug or device in a regulatory jurisdiction, including with respect to an NDA, PMA, supplemental NDA, 510(k), BLA, or any prior approval supplement or amendment thereto submitted to the FDA.
     “Regulatory Approval” shall mean all approvals (including, without limitation, where applicable, pricing and reimbursement approval and schedule classifications), product and/or establishment licenses, registrations or authorizations of any Governmental Authority of a Regulatory Approval Application necessary for the manufacture, use, storage, import, export, transport, offer for sale, or sales of the Included Products in a regulatory jurisdiction.
     “Revenue Interest” shall mean CHRP’s right to receive amounts equal to the Applicable Percentage of the Net Product Sales pursuant to the terms and conditions of this Agreement.
     “Revenue Interest Security Agreement” shall mean the Revenue Interest Security Agreement by and between the Company and CHRP providing for, among other things, the grant by the Company in favor of CHRP of a valid continuing, perfected lien on and security interest in the Revenue Interest and the other Collateral described therein, which Security Agreement shall be substantially in the form of Exhibit E.
     “Revenue Rights” shall mean (A) with respect to any License Agreement, all of the Company’s and its Subsidiaries’ rights under such License Agreement, including, without limitation, rights to receive payments in respect of sales of the Included Products in the Territory and (B) otherwise, all of the Company’s and its Subsidiaries’ rights, however derived, to receive payments in respect of sales of the Included Products in the Territory.
     “Second Warrant” shall mean the Common Stock Purchase Warrant substantially in the form of Exhibit F.
     “Step-Down Option” shall have the meaning set forth in Section 5.07(c).
     “Step-Down Option Closing Date” shall have the meaning set forth in Section 5.07(c).
     “Step-Down Price” shall mean an amount equal to *** Percent (***%) of all payments made by CHRP pursuant to Section 2.03 as of such date, less an amount equal to the aggregate of all payments made by the Company and received and retained by CHRP (i.e. not refunded by CHRP) pursuant to Sections 2.02 and 5.08, prior to and as of Step-Down Option Closing Date.
     “Subsidiary” or “Subsidiaries” shall mean with respect to any Person (i) any corporation of which the outstanding capital stock having at least a majority of votes entitled to be cast in the election of directors under ordinary circumstances shall at the time owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.
     “Subsidiary Note Security Agreement” shall mean the Subsidiary Note Security Agreement by and between the Company’s domestic Subsidiary and CHRP executed pursuant to the Note and Warrant Purchase Agreement.
     “Term” shall mean the period from and including the date hereof through and including December 31, 2017, unless earlier terminated upon CHRP’s exercise of its Put Option pursuant to Section 5.07 or otherwise in accordance with the terms of this Agreement.
     “Territory” shall mean the United States.
     “Third Party” shall mean any Person other than the Company or CHRP or their respective Affiliates.
     “Transaction Document” shall mean each of this Agreement, the Assignment of Revenue Interest, the Comerica Deposit Agreement, the JPMorgan Deposit Agreement, the Investor Rights Agreement, the Note and Warrant Purchase Agreement, the Revenue Interest Security Agreement, the Second Warrant (together with all schedules, exhibits, amendments and other documents entered into in connection hereto and thereto).
     “Transfer” or “Transferred” shall mean any sale, conveyance, assignment, disposition, pledge, hypothecation or transfer.
     “True-Up Statement” shall have the meaning set forth in Section 5.08(e)(i).

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

     “UCC” shall mean the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.
     “United States” shall mean the United States of America.
     “Use” shall include the use, manufacture, marketing, sale, offer for sale, importation, distribution or commercialization.
     “Year-to-Date Net Product Sales” shall have the meaning set forth in Section 5.08(e)(i).
ARTICLE II
ASSIGNMENT OF REVENUE INTEREST AND WARRANT
     Section 2.01 Assignment.
     Upon the terms and subject to the conditions set forth in this Agreement, the Company agrees to assign, transfer and convey to CHRP, and CHRP agrees to accept the assignment, transfer and conveyance from the Company, free and clear of all Liens (except Permitted Liens and the security interests created in favor of CHRP pursuant to the Revenue Interest Security Agreement, the Note Security Agreement, the Subsidiary Note Security Agreement and any other Transaction Document) and subject to the conditions set forth in Article VI, all of the Company’s rights and interests in and to the Revenue Interest and the Second Warrant on the Closing Date. CHRP’s ownership interest in the Revenue Interest and the Second Warrant so assigned shall vest immediately upon the Company’s receipt of the advance of payment for such Revenue Interest and Second Warrant pursuant to Section 2.03(a)(i).
     Section 2.02 Payments by the Company.
     (a) Payments in Respect of the Revenue Interest and the Second Warrant.
          (i) CHRP shall be entitled to receive the Applicable Percentage in respect of Net Product Sales generated from October 1, 2007 through and until the end of the Term. In accordance with the terms of Section 5.08, (A) commencing on the date hereof, the Applicable Percentage in respect of Included Product Payments shall be swept from the Joint Concentration Account into the CHRP Concentration Account on a daily basis (the “Daily Amount”) and (B) at the end of each Fiscal Quarter, the parties shall true-up the Company’s payments in respect of such Fiscal Quarter as provided in Section 5.08(e).
          (ii) In addition to the payments of the Applicable Percentage, the Company shall be obligated in all cases to pay CHRP, and CHRP shall be entitled to receive the following additional payments:
               (A) an amount equal to Seven Million Five Hundred Thousand Dollars ($7,500,000), payable no later than January 31, 2012, plus
               (B) an amount equal to Seven Million Five Hundred Thousand Dollars ($7,500,000), payable no later than January 31, 2013.

     (b) Payment Procedure. Other than payments made pursuant to the Comerica Deposit Agreement and the JPMorgan Deposit Agreement, any payments to be made by the Company to CHRP hereunder or under any other Transaction Document shall be made by wire transfer of immediately available funds.
     Section 2.03 Assignment Advance.
     (a) Consideration. In full consideration for the assignment by the Company of the Revenue Interest and the Second Warrant, and subject to the terms and conditions set forth herein, CHRP shall advance to the Company:
          (i) fifteen million dollars ($15,000,000) at the time of Closing, and
          (ii) an additional one million dollars ($1,000,000) if the Company achieves Net Product Sales of at least          ***          dollars ($***) in Fiscal Year 2008, which payment shall be made within sixty (60) days of the date the Company files its Form 10-K with respect to Fiscal Year 2008 with the Securities and Exchange Commission.
For clarity, the Company shall not be entitled to any payment, and CHRP shall have no obligations under this Section 2.03(a)(ii) if the Company does not achieve Net Product Sales of at least          ***     ($***) in Fiscal Year 2008.
     (b) Payment Procedure. The payments to be made by CHRP under this Section 2.03 shall be paid by wire transfer of immediately available funds to the account(s) designated by the Company.
     Section 2.04 No Assumed Obligations.
     Notwithstanding any provision in this Agreement or any other writing to the contrary, CHRP is accepting the assignment of only the Revenue Interest and the Second Warrant, and is not assuming any liability or obligation of the Company or any of its Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter, whether under any Transaction Document or otherwise. All such liabilities and obligations shall be retained by and remain obligations and liabilities of the Company or its Affiliates (the “Excluded Liabilities”).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Each representation and warranty set forth below is qualified by the exceptions or disclosures set forth in the disclosure schedule attached hereto (with specific reference to the section of this Agreement to which the information stated in such disclosure relates) (the “Disclosure Schedule”); provided, however, if any section of the Disclosure Schedule discloses information with sufficient detail and in a way as to make its relevance to the disclosure required on another section of the Disclosure Schedule readily apparent on its face, then the applicable

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

information will be deemed to have been disclosed in that other section of the Disclosure Schedule, notwithstanding the omission of a cross-reference in or to that other section. As of the Closing (except to the extent that any such representation or warranty is made as of a specific date, in which case such representation or warranty shall apply only as of such specified date), and subject to the Disclosure Schedule, the Company represents and warrants to CHRP as follows:
     Section 3.01 Organization.
     Each of the Company and it Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its state of organization, and has all corporate powers and all licenses, authorizations, consents and approvals required to carry on its business as now conducted and as proposed to be conducted in connection with the transactions contemplated by the Transaction Documents. Except as set forth on Schedule 3.01, each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the failure to do so would have a Material Adverse Effect.
     Section 3.02 Corporate Authorization.
     Each of the Company and its Subsidiaries has all necessary power and authority to enter into, execute and deliver the Transaction Documents and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. The Transaction Documents have been duly authorized, executed and delivered by each of the Company and its Subsidiaries, as applicable, and each Transaction Document constitutes the valid and binding obligation of such the Company and its Subsidiaries, as applicable, enforceable against it in accordance with their respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equitable principles.
     Section 3.03 Governmental Authorization.
     The execution and delivery by the Company and its Subsidiaries of the Transaction Documents, and the performance by them of their obligations hereunder and thereunder, does not require any notice to, action or consent by, or in respect of, or filing with, any Governmental Authority, except for the filing of financing statements under the UCC, any required filings under federal and state securities laws and any required filings with FINRA and the Nasdaq Stock Market.
     Section 3.04 Ownership.
     (a) Except as set forth on Schedule 3.04(a), the Company owns, or holds a valid license under, all of the Intellectual Property and the Regulatory Approvals with respect to the Use of the Included Products in the Territory free and clear of all Liens, except for the Permitted Liens, and no license or covenant not to sue under any Intellectual Property or Regulatory Approvals has been granted to any Third Party.
     (b) Except as set forth on Schedule 3.04(b), the Company owns, or holds a valid license under, all of the Additional Intellectual Property free and clear of all Liens, except for the

Permitted Liens, and no license or covenant not to sue under any Additional Intellectual Property has been granted to any Third Party.
     (c) Except as set forth on Schedule 3.04(a), the Company, immediately prior to the assignment of the Revenue Interest, owns, and is the sole holder of, all the Revenue Rights; and the Company owns, and is the sole holder of, and/or has and holds a valid, enforceable and subsisting license to, all of those other assets that are required to produce or receive any payments from any Licensee or payor under and pursuant to, and subject to the terms of any License Agreement, in each case free and clear of any and all Liens, except for the Permitted Liens and those Liens created in favor of CHRP pursuant to Revenue Interest Security Agreement, the Note Security Agreement, the Subsidiary Note Security Agreement and any other Transaction Document. The Company has not Transferred or agreed to Transfer any portion of the Revenue Rights other than as contemplated by this Agreement. Except as set forth on Schedule 3.04(a), the Company has the full right to transfer, convey and assign to CHRP all of its rights and interests in and to the Revenue Interest pursuant to this Agreement without any requirement to obtain the consent of any Person. By the delivery to CHRP of the executed Assignment of Revenue Interest, the Company shall transfer, convey and assign to CHRP all of its rights and interests in and to the Revenue Interest, free and clear of any Liens, except for the Permitted Liens and those Liens created in favor of CHRP pursuant to the Revenue Interest Security Agreement, the Note Security Agreement, the Subsidiary Note Security Agreement and any other Transaction Document. At the Closing, and upon the delivery of the Assignment of Revenue Interest to CHRP by the Company, CHRP shall have acquired good and valid rights and interests of the Company in and to the Revenue Interest, free and clear of any and all Liens, except for the Permitted Liens and those Liens created in favor of CHRP pursuant to the Revenue Interest Security Agreement, the Note Security Agreement, the Subsidiary Note Security Agreement and any other Transaction Document.
     Section 3.05 Subsidiaries and Capitalization.
     (a) Except as set forth on Schedule 3.05(a), the Company has no Subsidiaries and owns no equity interests or debt interests of any other Person.
     (b) Except as set forth on Schedule 3.05(b), there are no options, warrants, convertible instruments or other rights held by any Person to acquire any equity interest (or interest convertible or exchangeable for any equity interest) in the Company. The authorized capital stock of the Company consists of (i) 200,000,000 shares of Common Stock, par value $0.001 per share, of which 16,514,163 shares are issued and outstanding as of the date hereof, and of which an additional 5,562,219 shares have been reserved for issuance upon exercise or conversion of outstanding securities; and (ii) 10,000,000 shares of undesignated preferred stock, none of which are issued and outstanding or reserved for issuance upon exercise or conversion of securities.
     (c) The shares of Common Stock issuable upon exercise of the Second Warrant will, when issued, in accordance with the exercise provisions of the Second Warrant, be duly and validly issued, fully paid, non assessable and free and clear of all Liens, except any Liens created by or through you.

     Section 3.06 Financial Statements.
     The Financial Statements are complete and accurate in all material respects, were prepared in conformity with GAAP and present fairly in all material respects the financial position and the financial results of the Company and its Subsidiaries as of the dates and for the periods covered thereby.
     Section 3.07 No Undisclosed Liabilities.
     Except for those liabilities (i) specifically identified on the face of the Financial Statements, (ii) incurred by the Company and its Subsidiaries in the ordinary course of business since September 30, 2007, (iii) in connection with the Obligations under the Transaction Documents, (iv) disclosed in this Agreement (including those disclosed in Schedule 3.07), and (v) liabilities under the agreements listed as Exhibits in the Company’s filings on Form 10-K (for the 12 month period ended December 31, 2006), Form 10-Q (for the quarterly period ended March 31, 2007), Form 10-Q (for the quarterly period ended June 30, 2007), Form 10-Q (for the quarterly period ended September 30, 2007), Form 8-K (filed on April 27, 2007) and Form 8-K (filed on September 21, 2007) filed with the SEC, there are no material liabilities of the Company and its Subsidiaries taken as a whole or individually, of any kind whatsoever, whether accrued, contingent, absolute, determined or determinable.
     Section 3.08 Litigation.
     Except as set forth on Schedule 3.08, there is no (i) action, suit, arbitration proceeding, claim, investigation or other proceeding pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries, or their licensees or sublicensees or (ii) any governmental inquiry pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries, or their licensees or sublicensees, in each case with respect to clauses (i) and (ii) above, which, if adversely determined, would question the validity of, or could adversely affect the transactions contemplated by any of the Transaction Documents or could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.08, there is no action, suit, claim, proceeding or investigation pending or, to the Knowledge of the Company, threatened against the Company, its Subsidiaries, or their licensees or sublicensees, or any other Person relating to the Included Products, the Intellectual Property, the Additional Intellectual Property, the Regulatory Approvals, the Revenue Rights or the Revenue Interest.
     Section 3.09 Compliance with Laws.
     Except as set forth on Schedule 3.09, none of the Company and its Subsidiaries (i) is in violation of, has not violated, or to the Knowledge of the Company, is not under investigation with respect to, and (ii) has not been threatened to be charged with or been given notice of any violation of any law, rule, ordinance or regulation of, or any judgment, order, writ, decree, permit or license entered by any Governmental Authority applicable to the Company, the Revenue Interest or the Revenue Rights which could reasonably be expected to have a Material Adverse Effect.

     Section 3.10 Conflicts.
     (a) Except as set forth in Schedule 3.10, neither the execution and delivery of any of the Transaction Documents nor the performance or consummation of the transactions contemplated hereby and thereby will: (i) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any material respects any provisions of: (A) any law, rule, ordinance or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any Governmental Authority, to which the Company or any of its Subsidiaries or any of their respective assets or properties may be subject or bound; or (B) any contract, agreement, commitment or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound or committed; (ii) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, any provisions of the certificate of incorporation or by-laws (or other organizational or constitutional documents) of the Company or any of its Subsidiaries; (iii) except for the filing of the UCC-1 financing statements required hereunder, filings with federal and state authorities regarding the issuance of the Note and the Second Warrant and filings with the United States Patent and Trademark Office, require any notification to, filing with, or consent of, any Person or Governmental Authority; (iv) give rise to any right of termination, cancellation or acceleration of any material right or obligation of the Company or any of its Subsidiaries or any other Person or to a loss of any material benefit relating to the Revenue Rights or the Revenue Interest; or (v) result in the creation or imposition of any Lien on (A) the assets or properties of the Company or any of its Subsidiaries or (B) the Revenue Interest, the Revenue Rights, or any other Collateral, other than, with respect to clause (v) above, pursuant to the Revenue Interest Security Agreement, the Note Security Agreement and the Subsidiary Note Security Agreement.
     (b) None of the Company and its Subsidiaries has granted, nor does there exist, any Lien (other than Permitted Liens) on the Revenue Rights, the Revenue Interest or any other Collateral other than pursuant to Revenue Interest Security Agreement, the Note Security Agreement and the Subsidiary Note Security Agreement.
     Section 3.11 Subordination.
     The claims and rights of CHRP created by any Transaction Document in and to the Revenue Interest, the Revenue Rights and any other Collateral are not and shall not be subordinated to any creditor of the Company or its Subsidiaries or any other Person.
     Section 3.12 Intellectual Property.
     (a) Schedule 3.12(a)(i) sets forth an accurate, true and complete list (by category and family) of all (1) Patents and utility models, (2) trade names, common law trademarks, common law service marks, registered trademarks, registered service marks, and applications for trademark registration or service mark registration, (3) registered and unregistered copyrights and (4) domain name registrations and websites, in each case with respect to clauses (1), (2), (3) and (4) above in this subsection (a) that are necessary or used to make, have made, use, sell, have sold, offer for sale, import, develop, promote, market, distribute, manufacture, commercialize or otherwise exploit the Included Products in the Territory by the Company, its Affiliates, manufacturers, distributors or Licensees, as applicable. Schedule 3.12(a)(ii) sets forth an accurate, true and complete list (by category and family) of all of the Company’s Additional Intellectual Property. For each item of Intellectual Property and Additional Intellectual Property listed on either Schedule 3.12(a)(i) or Schedule 3.12(a)(ii), the Company has identified (i) the owner, (ii) the countries in which such listed item is patented or registered or in which an application for Patent or registration is pending, (iii) the application number, (iv) the Patent or registration number, (v) the expiration date, as applicable, including any applicable term extensions or supplemental protection certificates, if applicable, (vi) the earliest relied upon priority filing date used to calculate the expiration date, and (vii) the due date(s) for any applicable maintenance, annuity or renewal fee. Except as disclosed therein, each item of Intellectual Property (other than the Patent applications) listed on Schedule 3.12(a)(i) is valid, enforceable and subsisting and no listed Intellectual Property has lapsed, expired, been cancelled or become abandoned. The Patent applications listed in Schedule 3.12(a)(i) have been and continue to be prosecuted by competent Patent counsel in a diligent manner. Each of the Patents and Patent applications listed in Schedule 3.12(a)(i) correctly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Patent is issued or such Patent application is pending. Except as set forth in Schedules 3.04(a) and 3.04(b), each Person who has or has had any rights in or to the Intellectual Property listed on Schedule 3.12(a)(i) that are owned by, or licensed to, the Company or one of its Subsidiaries, including, each inventor named on the Patents and Patent applications listed in Schedule 3.12(a)(i), has executed an agreement assigning his, her or its entire right, title and interest in and to such Intellectual Property, and the inventions embodied, described and/or claimed therein, to the purported owner and no such Person has any contractual or other obligation that would preclude or conflict with any such assignment or otherwise conflict with the obligations of such Person to the applicable owner of each listed Intellectual Property.
     (b) Schedule 3.12(b) sets forth an accurate, true and complete list of all agreements, whether oral or written, express or implied, including, without limitation, assignments, licenses, options, franchise, distribution, marketing and manufacturing agreements, sponsorships, project agreements, collaboration agreements, joint development agreements, agreements not to enforce, consents, settlements, assignments, Liens or mortgages, and any amendments(s) renewal(s), novation(s) and termination(s) pertaining thereto, in each case pursuant to which the Company has the legal right to exploit Intellectual Property that is not currently owned by the Company. There are no unpaid fees or royalties under any agreement listed on Schedule 3.12(b) that have become due, or are expected to become overdue, as of the Closing Date.
     (c) Each agreement listed in Schedule 3.12(b) is legal, valid, binding, enforceable, and in full force and effect. None of the Company or its Subsidiaries is in breach of such listed agreements and, no circumstances or grounds exist that would give rise to a claim of breach or right of rescission, termination, revision, or amendment of any of the agreements specified in Schedule 3.12(b), including, without limitation, the execution, delivery and performance of this Agreement and the other Transaction Documents.
     (d) Except for Intellectual Property licensed to the Company or one of its Subsidiaries pursuant to any agreement listed on Schedule 3.12(b) and Intellectual Property owned by the Company or its Subsidiaries, no other Intellectual Property is necessary or desirable to make, have made, offer to sell, sell, have sold, use, import, make public, reproduce, transmit, extract, distribute, commercialize or market the Included Products in the Territory. The Company and its Subsidiaries has the full, legal right to make, have made, use, sell, have sold, offer for sale, import, develop, distribute, manufacture, commercialize, market or otherwise exploit the

Included Products in the Territory, without infringing any intellectual property right that is owned by another Person or a Third Party.
     (e) Except as set forth on Schedule 3.12(e), the Company and its Subsidiaries possess sole, exclusive, valid, marketable and unencumbered title to the Intellectual Property for which one of them is listed as the owner on Schedule 3.12(a)(i), and is or these predecessors are a party to the agreements listed on Schedule 3.12(b); all assignments from each inventor, as the case may be, to the Company or one of its Subsidiaries or to a predecessor in interest of the Company, have been executed and recorded for each of the Patents listed on Schedule 3.12(a)(i); there are no Liens (other than Permitted Liens) on or to any Intellectual Property listed on Schedule 3.12(a)(i) that it owns or agreements listed on Schedule 3.12(b).
     (f) The Company or one of its Subsidiaries has the full right, power and authority to grant all of the rights and interests granted to CHRP in this Agreement and to its Licensees under any existing License Agreement.
     (g) There are no unpaid maintenance, annuity or renewal fees currently overdue for any of the Intellectual Property listed on Schedule 3.12(a)(i), nor have any applications or registrations therefor lapsed or become abandoned, been cancelled or expired.
     (h) Each owner and inventor of each Patent and the Company or one of its Subsidiaries (to the extent that the Company or one of its Subsidiaries is an applicant or is otherwise involved in the Patent prosecution of any Patent) have complied in all material respects with all applicable duties of candor and good faith in dealing with any Patent Office, including the duty to disclose to any applicable Patent Office all information known to be material to patentability.
     (i) No payments by the Company or any of its Subsidiaries are, or at any time in the future expected to, become due to any other Person in respect of the Use of the Included Products in the Territory or the Intellectual Property.
     (j) Except as set forth on Schedule 3.12(j), none of the Company, its Subsidiaries or any other Person has undertaken or omitted to undertake any acts, and no circumstance or grounds exist, that would invalidate, reduce or eliminate, in whole or in part, the enforceability or scope of (i) any Intellectual Property or, in the case of Intellectual Property owned or licensed by the Company or its Subsidiaries, the Company’s or its Subsidiaries’ entitlement to exclusively exploit such Intellectual Property, or (ii) the Company’s or its Subsidiaries’ right to enjoy payments made in respect of sales of the Included Products in the Territory or other revenues from any Intellectual Property.
     (k) Except as set forth on Schedule 3.12(k), there is, and has been, no pending, decided or settled opposition, interference proceeding, reexamination proceeding, cancellation proceeding, injunction, claim, lawsuit, proceeding, hearing, investigation, complaint, arbitration, mediation, demand, International Trade Commission investigation, decree, or any other dispute, disagreement, or claim (individually referred to hereinafter as a “Dispute”), nor has any such Dispute been threatened challenging the legality, validity, enforceability or ownership of any Intellectual Property or which would give rise to a credit against the revenues or royalties due to the Company or one of its Subsidiaries for the manufacture, sale offer for sale, use, importation or exportation of the Included Products in the Territory or the exploitation of the licensed

Intellectual Property in the Territory and no circumstances or grounds exist that would give rise to such a Dispute. Except as set forth on Schedule 3.12(k), there are no Disputes by any Person or Third Party against the Company or its Subsidiaries, their Licensees or their licensors, and neither the Company nor any of its Subsidiaries has received any written notice or claim of any such Dispute, and, there exists no circumstances or grounds upon which any such claim could be asserted, as pertaining to the Use of the Included Products in the Territory. Except as set forth on Schedule 3.12(k), none of the Company, its Subsidiaries or their licensors has sent any notice of any such Dispute to a Third Party, and there exists no circumstance or grounds upon which the Company, its Subsidiaries or their licensors could assert any such claim, as pertaining to the Use of the Included Products in the Territory. Except as set forth on Schedule 3.12(k), no Intellectual Property or Included Product is subject to any outstanding injunction, judgment, order, decree, ruling charge, settlement or other disposition of Dispute, and the Company and its Subsidiaries have fully complied with, paid and otherwise satisfied all such obligations.
     (l) There is no pending or threatened action, suit, or proceeding, or any investigation or claim by any Governmental Authority in the Territory to which the Company or its Subsidiaries are a party (1) that would be the subject of a claim for indemnification by any Person or Third Party under any agreement, or (2) that the marketing, sale or distribution of the Included Products in the Territory by the Company, its Subsidiaries or their Licensees pursuant to the related License Agreement, as applicable, does or will infringe on any patent or other intellectual property rights of any other Person, and there is no basis for any such action, suit, proceeding, investigation or claim of the type described in clause (1) or (2) above. To the Company’s Knowledge, there are no pending published or unpublished United States, international or foreign patent applications owned by any other Person, which, if issued, would limit or prohibit, in any material respect, the use of the Included Products in the Territory or the licensed Intellectual Property relating to the Included Products in the Territory.
     (m) Except as set forth on Schedule 3.12(m), the Company and its Subsidiaries have taken, and will continue to take, all commercially reasonable measures and precautions necessary to protect and maintain (1) the confidentiality of all Intellectual Property (except such Intellectual Property whose value would be unimpaired by public disclosure) that it owns and (2) the value of all Intellectual Property and assets related to the Use of the Included Products in the Territory.
     (n) No material trade secret of the Company and its Subsidiaries has been published or disclosed to any Person except pursuant to a written agreement requiring such Person to keep such trade secret confidential.
     (o) To the Company’s Knowledge, there are no pending United States or foreign patent applications which, if granted, would limit or prohibit the ability of the Company or its Subsidiaries to make, have made, use, sell, offer for sale or import the Included Products in the Territory for the purposes currently contemplated by the Company and its Subsidiaries under this Agreement.
     (p) The Company and its Subsidiaries have previously provided to CHRP, pursuant to a Joint Defense/Common Interest Agreement, copies of all written opinions of counsel with respect to any Third Party intellectual property rights relating to the Included Products, including all freedom-to-operate, product clearance or right-to-use opinions and assessments to the extent in the possession of, or otherwise obtained by, the Company and its Subsidiaries.

     Section 3.13 Regulatory Approval.
     (a) The Company and its Subsidiaries have made available to CHRP all of the following documents that the Company and its Subsidiaries have received in any form from any contract party to any License Agreement:
          (i) all regulatory correspondence, written notes in respect of telephone communications, electronic communications, copies of all submissions to any active regulatory files regarding preclinical, clinical, manufacturing, adverse events, any notices and forms received by a contract party from appropriate Regulatory Agencies relating to compliance, developmental (including safety, efficacy and potency), marketing, promotion or manufacturing activities concerning the Intellectual Property or the Use of the Included Products in the Territory;
          (ii) correspondence or reports from both internal corporate employees and non-governmental consultants relating to any of the regulatory and/or product liability exposures, marketing and reimbursement strategies, manufacturing (i.e., annual audit reports), preclinical and clinical data issues concerning the Included Products in the Territory; and
          (iii) any information or communication that would indicate that any Regulatory Agency (A) is not likely to approve any application with respect to the Included Products, (B) is likely to revise or revoke any current approval granted by any Regulatory Agency with respect to the Included Products, or (C) is likely to pursue compliance actions against the Company, its Subsidiaries or any contract party relating to a License Agreement.
     (b) Except as set forth on Schedule 3.13(b), the Company and its Subsidiaries are in material compliance with, and have materially complied with, all applicable federal, state, local and foreign laws, rules, regulations, standards, orders and decrees governing its business, including all regulations promulgated by each Regulatory Agency in the Territory, the failure of compliance with which could reasonably be expected to result in a Material Adverse Effect; the Company and its Subsidiaries have not received any notice citing action or inaction by any of them that would constitute any material non-compliance with any applicable federal, state, local and foreign laws, rules, regulations, or standards, which could reasonably be expected to result in a Material Adverse Effect; and to the Company’s Knowledge, no prospective change in any applicable federal, state, local or foreign laws, rules, regulations or standards has been adopted which, when made effective, could reasonably be expected to result in a Material Adverse Effect.
     (c) The studies, tests and preclinical and clinical trials conducted relating to the Included Products by or on behalf of the Company or its Subsidiaries were and, if still pending, are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to, where applicable, accepted professional and scientific standards; the descriptions of the results of such studies, tests and trials provided to CHRP are accurate in all material respects; and the Company and its Subsidiaries have not received any notices or correspondence from any Regulatory Agency or comparable authority requiring the termination, suspension, or material modification or clinical hold of any such studies, tests or preclinical or clinical trials conducted by or on behalf of the Company or its Subsidiaries, which termination, suspension, material modification or clinical hold could reasonably be expected to result in a Material Adverse Effect.

     Section 3.14 Material Contracts.
     Neither the Company nor any of its Subsidiaries is in breach of or in default under any Material Contract related to the Included Products, which default, individually or in the aggregate, would result in a Material Adverse Effect. To the Knowledge of the Company, nothing has occurred and no condition exists that would permit any other party thereto to terminate any Material Contract related to the Included Products. Neither the Company nor any of its Subsidiaries has received any notice or, to the Knowledge of the Company, any threat of termination of any such Material Contract. To the Knowledge of the Company, no other party to a Material Contract is in breach of or in default under such Material Contract. All Material Contracts are valid and binding on the Company and its Subsidiaries and, to the Knowledge of the Company, on each other party thereto, and are in full force and effect. Schedule 3.14 is a complete list of all contracts, agreements or other arrangements to which either the Company or any of its Subsidiaries is a party or any of the Company’s or its Subsidiaries’ respective assets or properties are bound or committed (other than the Transaction Documents) related to any Included Product or the Intellectual Property (including each License Agreement) and for which a breach or violation by the Company could reasonably be expected to result in a Material Adverse Effect.
     Section 3.15 Place of Business.
     The Company’s principal place of business and chief executive office are set forth on Schedule 3.15.
     Section 3.16 Broker’s Fees.
     The Company and its Subsidiaries have not taken any action that would entitle any Person to any commission or broker’s fee in connection with the transactions contemplated by the Transaction Documents.
     Section 3.17 Insurance.
     There are in full force and effect insurance policies maintained by the Company and its Subsidiaries with an insurance company rated not less than “A-” by A.M. Best Company, Inc., with coverages and in amounts customary for companies of comparable size and condition similarly situated in the same industry as the Company and its Subsidiaries, including product liability insurance, directors and officers insurance and insurance against liability, subject only to such exclusions and deductible items as are usual and customary in insurance policies of such type. The Company and its Subsidiaries have named CHRP as an additional insured party with respect to its general liability and product liability insurance policies. A schedule of the Company’s and its Subsidiaries’ insurance policies is attached hereto as Schedule 3.17.
     Section 3.18 Solvency.
     None of the Company nor its Subsidiaries is “insolvent” as defined in any statute of the United States Bankruptcy Code or in the fraudulent conveyance, fraudulent transfer or similar statutes or laws of the States of New York or Delaware. Assuming consummation of the transactions contemplated by the Transaction Documents, the present fair saleable value of each of the Company and its Subsidiaries’ assets is greater than the amount required to pay its debts as they become due.
     Section 3.19 Other Information.
     No written statement, information, report or materials prepared by or on behalf of the Company or its Subsidiaries and furnished to CHRP by the Company or its Subsidiaries in connection with any Transaction Document or any transaction contemplated hereby or thereby, no written representation, warranty or statement made by the Company and its Subsidiaries in any Transaction Document, and no Schedule or Exhibit hereto, in each case taken in the aggregate, and as updated through the date of this Agreement, contains any untrue statement of a material fact or omits any statement of material fact necessary in order to make the statements made therein in light of the circumstances under which they were made not misleading.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF CHRP
     CHRP represents and warrants to the Company the following:
     Section 4.01 Organization.
     CHRP is a limited partnership duly formed and validly existing under the laws of the State of Delaware.
     Section 4.02 Authorization.
     CHRP has all necessary power and authority to enter into, execute and deliver the Transaction Documents and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. The Transaction Documents have been duly authorized, executed and delivered by CHRP and each Transaction Document constitutes the valid and binding obligation of CHRP, enforceable against CHRP in accordance with their respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equitable principles.
     Section 4.03 Broker’s Fees.
     CHRP has not taken any action that would entitle any Person to any commission or broker’s fee in connection with the transactions contemplated by the Transaction Documents.
     Section 4.04 Conflicts.
     Neither the execution and delivery of this Agreement or any other Transaction Document nor the performance or consummation of the transactions contemplated hereby or thereby will: (i) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any material respects any provisions of: (A) any law, rule or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any Governmental Authority, to which CHRP or any of its assets or properties may be subject or bound; or (B) any contract, agreement, commitment or instrument to which CHRP is a party or by which CHRP or any of its assets or properties is bound or committed; (ii) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, any provisions of the organizational or constitutional documents of CHRP; or (iii) require any notification to, filing with, or consent of, any Person or Governmental Authority.
ARTICLE V
COVENANTS
     During the Term, the following covenants shall apply:
     Section 5.01 Consents and Waivers.
     The Company shall use its best efforts to obtain and maintain any required consents, acknowledgements, certificates or waivers so that the transactions contemplated by this Agreement or any other Transaction Document may be consummated and shall not result in any default or breach or termination of any of the Material Contracts.
     Section 5.02 Access; Information.
     (a) Promptly after receipt by the Company of notice of any action, claim, investigation, proceeding (commenced or threatened), certificate, offer, proposal, material correspondence or other material written communication relating to the transactions contemplated by this Agreement, any other Transaction Document, the Revenue Rights or any Material Contract relating to the manufacture or distribution of the Included Products or the Additional Included Products in the Territory or to the sale or license of the Intellectual Property, then the Company shall inform CHRP of the receipt of such notice and the substance of such action, claim, investigation, proceeding, certificate, offer, proposal, correspondence or other written communication and, if in writing shall furnish CHRP with a copy of such notice and any related materials with respect to such action, claim, investigation, proceeding, certificate, offer, proposal, correspondence or other written communication.
     (b) The Company shall keep and maintain, or cause to be kept and maintained, at all times accurate and complete books and records. The Company shall keep and maintain, or cause to be kept and maintained, at all times full and accurate books of account and records adequate to correctly reflect all payments paid and/or payable with respect to Revenue Rights and the Revenue Interest and all deposits made into the applicable Collection Accounts.
     (c) CHRP and any of CHRP’s representatives shall have the right (at its cost), from time to time (but no more frequently than four (4) times per year), to visit the Company and its Subsidiaries’ offices and properties where the Company and its Subsidiaries keep and maintain its books and records relating or pertaining to the Revenue Rights, the Revenue Interest and the other Collateral for purposes of conducting an audit of such books and records, and to inspect, copy and audit such books and records, during normal business hours, and, upon five (5) Business Days’ written notice given by CHRP to the Company, the Company will provide CHRP and any of CHRP’s representatives reasonable access to such books and records, and shall permit CHRP and any of CHRP’s representatives to discuss the business, operations, properties and financial and other condition of the Company or any of its Affiliates including, but not limited to, matters relating or pertaining to the Revenue Rights, the Revenue Interest and the other Collateral with officers of such parties, and with their independent certified public accountants (to the extent such independent certified accountants agree to discuss such matters with CHRP).
     (d) In the event any audit of the books and records of the Company and its Subsidiaries relating to the Revenue Rights, Revenue Interest, and the other Collateral by CHRP and/or any of CHRP’s representatives reveals that the amounts paid to CHRP hereunder for the period of such audit have been understated by more than five percent (5%) of the amounts determined to be due for the period subject to such audit, then the Audit Costs in respect of such audit shall be borne by the Company; and in all other cases, such Audit Costs shall be borne by CHRP.
     (e) The Company shall, promptly after the end of each Fiscal Quarter (but in no event later than forty five (45) days following the end of such Fiscal Quarter), produce and deliver to CHRP a Quarterly Report for such quarter, together with a certificate of an executive officer of the Company, certifying that to the knowledge of such officer (i) such Quarterly Report is a true and complete copy (in all material respects) and (ii) any statements and any data and information therein prepared by the Company are true, correct and accurate in all material respects.
     Section 5.03 Material Contracts.
     The Company shall comply with all material terms and conditions of and fulfill all of its obligations under all the Material Contracts. Upon the occurrence of a material breach of any such Material Contract by any other party thereto, which is not cured as provided therein, the Company shall use commercially reasonable efforts to seek to enforce all of its rights and remedies thereunder. The Company shall not amend any Material Contract (other than consents or approvals given in the ordinary course of business) or issue any consents or other approvals under any such Material Contract without the prior written consent of CHRP, which consent shall not be unreasonably withheld, delayed or conditioned.
     Section 5.04 Confidentiality; Public Announcement.
     (a) All information furnished by CHRP to the Company or by the Company to CHRP, including the Confidential Information, in connection with this Agreement and any other Transaction Document and the transactions contemplated hereby and thereby, as well as the terms, conditions and provisions of this Agreement and any other Transaction Document, shall be kept confidential by the Company and CHRP, and shall be used by the Company and CHRP only in connection with this Agreement and any other Transaction Document and the transactions contemplated hereby and thereby. Notwithstanding the foregoing, the Company and CHRP may disclose such information to their partners, directors, employees, managers, officers, investors, potential investors, bankers, advisors, trustees and representatives, provided that such Persons shall be informed of the confidential nature of such information and shall be obligated in writing to keep such information confidential pursuant to the terms of this Section 5.04(a). The Company will consult with CHRP, and CHRP will consult the Company, on the form, content and timing of any such disclosures of Confidential Information related to the Transaction Documents including, without limitation, any disclosures made pursuant to applicable securities laws or made to investment or other analysts.

     (b) Except as required by law or the rules and regulations of any securities exchange or trading system or the FDA or any Governmental Authority with similar regulatory authority, or except with the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), no party shall issue any press release or make any other public disclosure with respect to the transactions contemplated by this Agreement or any other Transaction Document; provided, however, that wherever so permitted by relevant law or rule, the Company shall make available to CHRP prior to public release (and consider CHRP’s reasonable revisions thereto) any press releases required by law or the rules and regulations of any securities exchange or trading system or the FDA or any Governmental Authority with similar regulatory authority with respect to the transactions contemplated by this Agreement or any other Transaction Document; and provided further, that the Company and CHRP may jointly prepare a press release for dissemination promptly following the Closing Date. Notwithstanding anything to the contrary in this Section 5.04(b), the Company shall seek confidential treatment under applicable Securities and Exchange Commission rules, to avoid public disclosure of competitively sensitive provisions of the Revenue Interest (i.e., the Applicable Percentage, the multiple step down and the Put Price formula using internal rate of return and multiples, etc.), and to allow CHRP to review and provide input on all redacted drafts, descriptive summaries and transmittal letters prepared in connection with the Company’s obligations arising under this sentence prior to submission or filing with the Securities and Exchange Commission or otherwise.
     Section 5.05 Security Agreement.
     The Company shall, at all times until the Obligations are paid and performed in full, grant in favor of CHRP a valid, continuing, first perfected security interest in the Revenue Rights and the Revenue Interest relating to it and the other Collateral described in the Revenue Interest Security Agreement.
     Section 5.06 Further Assurance.
     (a) Subject to the terms and conditions of this Agreement, each of CHRP and the Company will use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement and any other Transaction Document. CHRP and the Company agree to execute and deliver such other documents, certificates, agreements and other writings (including any financing statement filings requested by CHRP) and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement and any other Transaction Document and to vest in CHRP good, valid and marketable rights and interests in and to the Revenue Interest free and clear of all Liens, except for the Permitted Liens and those Liens created in favor of CHRP pursuant to Revenue Interest Security Agreement, the Note Security Agreement, the Subsidiary Note Security Agreement and any other Transaction Document.
     (b) CHRP and the Company shall execute and deliver such additional documents, certificates and instruments, and to perform such additional acts, as may be reasonably requested and necessary or appropriate to carry out and effectuate all of the provisions of this Agreement and any other Transaction Document and to consummate all of the transactions contemplated by this Agreement and any other Transaction Document.

     (c) CHRP and the Company shall cooperate and provide assistance as reasonably requested by the other respective party in connection with any litigation, arbitration or other proceeding (whether threatened, existing, initiated, or contemplated prior to, on or after the date hereof) to which any party hereto or any of its officers, directors, shareholders, agents or employees is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interests, in each case relating to this Agreement, any other Transaction Document, the Revenue Interest or any other Collateral, or the transactions described herein or therein.
     Section 5.07 Put Option; Step-Down Option.
     (a) In the event that a Put Option Event shall occur during the Term, CHRP shall have the right, but not the obligation (the “Put Option”), to require the Company to repurchase from CHRP the Revenue Interest at the Put Price in cash. In the event CHRP elects to exercise its Put Option, CHRP shall deliver written notice to the Company specifying the closing date (the “Put Option Closing Date”), which date shall (i) in the case of a Change of Control, be the date of consummation of such Change of Control, and (ii) otherwise, not be earlier than thirty (30) days after the breach or default giving rise to the Put Option Event or later than one hundred eighty (180) days after the Put Option Event. On the Put Option Closing Date, the Company shall repurchase from CHRP the Revenue Interest at the Put Price in cash, the payment of which shall be made by wire transfer of immediately available funds to the account designated by CHRP. Notwithstanding anything to the contrary contained herein, immediately upon the occurrence of a Bankruptcy Event, CHRP shall be deemed to have automatically and simultaneously elected to have the Company repurchase from CHRP the Revenue Interest for the Put Price in cash and the Put Price shall be immediately due and payable without any further action or notice by any party.
     (b) In connection with the consummation of a repurchase of the Revenue Interest pursuant to the Put Option, CHRP agrees that it will (i) promptly execute and deliver to the Company such UCC termination statements and other documents as may be necessary to release CHRP’s Lien on the Collateral and otherwise give effect to such repurchase and (ii) take such other actions or provide such other assistance as may be necessary to give effect to such repurchase.
     (c) The Company shall have the right, but not the obligation (the “Step-Down Option”), to prepay amounts to CHRP in respect of Sections 2.02 and 5.08 at the Step-Down Price in cash; provided, however, that, the Company shall remain obligated to pay CHRP *** percent (***%) of all Net Product Sales from and after the Step-Down Closing Date through the end of the Term, which Net Product Sales shall be treated in accordance with clause (b) of the definition of Applicable Percentage. In the event the Company elects to exercise its Step-Down Option, the Company shall deliver written notice to the CHRP specifying the closing date (the “Step-Down Option Closing Date”), which date shall be no more than ten (10) Business Days after the date on which the Company delivers its written notice. On the Step-Down Option Closing Date, the Company shall prepay such amounts to CHRP at the Step-Down Price in cash,

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the payment of which shall be made by wire transfer of immediately available funds to the account designated by CHRP.
     Section 5.08 Remittance to and from the Collection Accounts.
     (a) Within thirty (30) days of the Closing Date, the parties hereto shall enter into (i) the JPMorgan Deposit Agreement in form and substance reasonably satisfactory to the parties hereto and the Deposit Bank, which agreement will provide for, among other things, the establishment and maintenance of a Joint Concentration Account and a CHRP Concentration Account, and the establishment of “control” within the meaning of Article 9 of the UCC, with respect to the Joint Concentration Account, all in accordance with the terms herein and therein, and (ii) the Comerica Deposit Agreement in form and substance reasonably satisfactory to the parties hereto and the Collection Bank, which agreement will provide for, among other things, the maintenance of the Collection Accounts, the daily sweeping of all funds from the deposit account described in the definition of “Collection Accounts” to the Joint Concentration Account and the establishment of “control” within the meaning of Article 9 of the UCC, with respect to the Collection Accounts. Any CHRP Concentration Account shall be held solely for the benefit of CHRP, but shall be subject to the terms and conditions of this Agreement, the Revenue Interest Security Agreement, the Note Security Agreement, the Subsidiary Note Security Agreement and the other Transaction Documents. Funds deposited into the lockbox and credit accounts described in the definition of “Collection Accounts” shall be swept by the Collection Bank on a daily basis into the deposit account described in the definition of “Collection Accounts”; and subsequent thereto such funds shall be swept by the Collection Bank on a daily basis into the Joint Concentration Account; and subsequent thereto, the Daily Amount shall be swept by the Deposit Bank on a daily basis into the CHRP Concentration Account. CHRP shall have immediate and full access to any funds held in the CHRP Concentration Account and such funds shall not be subject to any conditions or restrictions whatsoever. After the Daily Amount is swept into the CHRP Concentration Account, the amounts remaining in the Joint Concentration Account shall then be swept by the Deposit Bank into the Company Concentration Account. The Company shall have immediate and full access to any funds held in the Company Concentration Account and such funds shall not be subject to any conditions or restrictions whatsoever other than those of the Deposit Bank and as provided in the Note Security Agreement and related documents; provided, however, that nothing herein shall (i) affect or reduce the Company’s obligations to pay in full all amounts due to CHRP under this Agreement, or (ii) in any manner limit the recourse of CHRP to the Collateral to satisfy the Company’s Obligations.
     (b) The Company shall pay for all fees, expenses and charges of the Deposit Bank and the Collection Bank other than fees relating to the CHRP Concentration Account.
     (c) The Company shall cause all its customers (including any licensees of the Intellectual Property) to remit all payments in respect of sales of Included Products and the Additional Included Products (or such licenses) directly to the Collection Accounts. Without limiting the foregoing, commencing on the Closing Date and thereafter, any and all payments in respect of sales of the Included Products and the Additional Included Products received by the Company or its Subsidiaries shall be deposited into the Joint Concentration Account within three (3) Business Days of the Company’s or its Subsidiaries’ receipt thereof.

     (d) The Company shall not have any right to terminate the Collection Bank or Deposit Bank without CHRP’s prior written consent. Any such consent, which CHRP may grant or withhold in its sole and absolute discretion, shall be subject to the satisfaction of each of the following conditions to the satisfaction of CHRP:
          (i) the successor Collection Bank or Deposit Bank shall be acceptable to CHRP;
          (ii) CHRP, the Company and the successor Collection Bank or Deposit Bank shall have entered into deposit agreements substantially in the forms of the JPMorgan Deposit Agreement and Comerica Deposit Agreement, each initially entered into, as applicable;
          (iii) all funds and items in the accounts subject to the Comerica Deposit Agreement or JPMorgan Deposit Agreement to be terminated shall be transferred to the new accounts held at the successor Collection Bank or Deposit Bank, as applicable, prior to the termination of the then existing Collection Bank or Deposit Bank; and
          (iv) CHRP shall have received evidence that all of the applicable parties making payments in respect of sales of the Included Products and Additional Included Products have been instructed to remit all future payments in respect of sales of the Included Products and Additional Included Products to the new accounts held at the successor Collection Bank or Deposit Bank.
     (e) True-Up.
          (i) Following the end of each Fiscal Quarter, as soon as the Company shall have determined the Net Product Sales for such Fiscal Quarter and for each other Fiscal Quarter in the Fiscal Year in which the then most recently ended Fiscal Quarter occurred (the “Year-to-Date Net Product Sales”) and in any event no later than forty-five (45) days after the end of such Fiscal Quarter (unless such Fiscal Quarter is the last Fiscal Quarter of a Fiscal Year in which case no later than ninety (90) days after the end of such Fiscal Quarter), the Company shall present CHRP a certificate, in reasonable detail with supporting calculations and information, detailing the Year-to-Date Net Product Sales (the “True-Up Statement”); provided that if the Company is required to file Forms 10-Q and 10-K with the SEC, the time periods for delivery of the True-Up Statement shall be 15 days after the due dates for the Company’s filing of such forms with the SEC.
          (ii) If CHRP has received on or prior to the last day of the most recently ended Fiscal Quarter payments from the Company under Section 2.02 (other than payments under Section 2.02(a)(ii), provided, however, the Company’s payments under Section 2.02(a)(ii) shall be considered for purposes of determining the Applicable Percentage) or this Section 5.08 in respect of the Fiscal Year for which Year-to-Date Net Product Sales is calculated under clause (i) above which are in excess of the Applicable Percentage of Year-to-Date Net Product Sales, CHRP shall pay such excess to the Company within twenty (20) days of receipt by CHRP of the True-Up Statement. For the avoidance of doubt, the provisions of this Section 5.08(e)(ii) shall also apply, in any event, if and to the extent the payment received by CHRP pursuant to Section 2.02(a)(ii) results in aggregate payments received and retained (i.e., not refunded pursuant to the true-up in Section 5.08(e) by CHRP) by CHRP under Sections 2.02, 5.07(c) and 5.08 from October 1, 2007 through the end of the Fiscal Quarter in which payment is received by CHRP

pursuant to Section 2.02(a)(ii), to exceed      ***      Percent (***%) of the aggregate amount paid by CHRP under Section 2.03.
          (iii) If the Applicable Percentage of Year-to-Date Net Product Sales is in excess of the amounts CHRP has received on or prior to the last day of the most recently ended Fiscal Quarter in respect of the Fiscal Year for which Year-to-Date Net Product Sales is calculated under clause (i) above under Section 2.02 (other than payments under Section 2.02(a)(ii), provided, however, the Company’s payments under Section 2.02(a)(ii) shall be considered for purposes of determining the Applicable Percentage) or this Section 5.08, the Company shall pay such excess to CHRP within twenty (20) days of the receipt by CHRP of the True-Up Statement.
     Section 5.09 License Agreements.
     The Company shall use its commercially reasonable efforts to duly perform and observe all of its covenants and obligations under each License Agreement in all material respects. Upon the occurrence of a material breach of any of the License Agreements by any other party thereto, which is not cured as provided therein, the Company thereto shall use its commercially reasonable efforts to seek to enforce all of its and its Subsidiaries’ rights and remedies thereunder, if its board of directors determines it is in the best interests of the Company and its stockholders to enforce such rights and remedies.
     Section 5.10 Intellectual Property.
     (a) Except with respect to the Patents set forth on Schedule 5.10, the Company shall, at its sole expense, either directly or by causing any Licensee to do so, take any and all commercially reasonable actions (including taking legal action to specifically enforce the applicable terms of any License Agreement) and prepare, execute, deliver and file any and all agreements, documents or instruments which are necessary to (A) diligently maintain the applicable Intellectual Property and the Patents and (B) diligently defend or assert such Intellectual Property and such Patents against infringement or interference in the Territory by any other Persons, and against any claims of invalidity or unenforceability, in any jurisdiction in the Territory (including, without limitation, by bringing any legal action for infringement or defending any counterclaim of invalidity or action of a Third Party for declaratory judgment of non-infringement or non-interference). Except with respect to the patents set forth on Schedule 5.10, the Company shall not and shall use its commercially reasonable efforts to cause any Licensee not to, disclaim or abandon, or fail to take any action necessary or desirable to prevent the disclaimer or abandonment of, the applicable Patents in the Territory or other Intellectual Property; provided, however, this Section shall not apply to abandonment of any Patents and trademarks made in the ordinary course of business to the extent consented to by CHRP (not to be unreasonably withheld, conditioned or delayed.)
     (b) In the event that the Company becomes aware that the Use of any Included Product or Additional Included Product in the Territory infringes or violates any Third Party

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intellectual property, the Company shall promptly use commercially reasonable efforts to attempt to secure the right to use such intellectual property on behalf of itself and the affected Licensee and shall pay all costs and amounts associated with obtaining any such license, without any reduction in the Revenue Interest.
     (c) The Company shall directly, or through a Licensee, take any and all commercially reasonable actions and prepare, execute, deliver and file any and all agreements, documents or instruments that are necessary or desirable to secure and maintain all Regulatory Approvals in the Territory. The Company shall not withdraw or abandon, or fail to take any action necessary to prevent the withdrawal or abandonment of, any Regulatory Approval in the Territory once obtained.
     Section 5.11 Negative Covenants.
     The Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of CHRP:
     (a) forgive, release or reduce any amount, or delay or postpone (other than on a commercially reasonable basis) any amount, owed to the Company or its Subsidiaries and relating to the Revenue Interest;
     (b) waive, amend, cancel or terminate, exercise or fail to exercise, any of its material rights constituting or relating to the Revenue Rights except in respect of the abandonment on non-material non-United States Patents which has been determined by the Company’s board of directors to be in the best interests of the Company and its stockholders;
     (c) amend, modify, restate, cancel, supplement, terminate or waive any provision of any License Agreement, or grant any consent thereunder, or agree to do any of the foregoing, including, without limitation, entering into any agreement with any Licensee under the provisions of such License Agreement; or
     (d) create, incur, assume or suffer to exist any Lien, upon or with respect to the Revenue Interest, the Revenue Rights or the other Collateral, or agree to do or suffer to exist any of the foregoing, except for any Permitted Liens and any Lien or agreements in favor of CHRP granted under or pursuant to this Agreement and the other Transaction Documents.
     Section 5.12 Future Agreements.
     The Company shall not enter into, nor shall it permit any of its Subsidiaries to enter into, any agreement that would or could reasonably be expected to result in a Material Adverse Effect without CHRP’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.
     Section 5.13 Insurance.
     The Company shall (i) maintain insurance policies with insurance companies rated not less than “A-” by A.M. Best Company, Inc. with coverages and in amounts customary for companies of comparable size and condition similarly situated in the same industry as the Company and its Subsidiaries, including product liability insurance, directors and officers insurance and general liability, subject only to such exclusions and deductible items as are usual and customary in insurance policies of such type, and (ii) maintain CHRP as an additional insured party with respect to its general liability and product liability insurance policies.
     Section 5.14 Notice.
     The Company shall provide CHRP with written notice as promptly as practicable (and in any event within five (5) Business Days) after becoming aware of any of the following:
     (a) the occurrence of a Bankruptcy Event;
     (b) any material breach or default by the Company or any of its Subsidiaries of any covenant, agreement or other provision of this Agreement or any other Transaction Document;
     (c) any representation or warranty made or deemed made by the Company or any of its Subsidiaries in any of the Transaction Documents or in any certificate delivered to CHRP pursuant hereto shall prove to be untrue, inaccurate or incomplete in any material respect on the date as of which made or deemed made; or
     (d) the occurrence of a Change of Control.
     Section 5.15 Use of Proceeds.
     The Company and its Subsidiaries shall use all proceeds received from CHRP pursuant to Section 2.03 for the purpose of generating and increasing Net Product Sales and for working capital and general corporate purposes, including, but not limited to, the repayment of outstanding debt to Comerica, build out of commercial infrastructure, promotional, marketing and sales efforts and the hiring of sales representatives and other employees. The Company and its Subsidiaries shall not use any such proceeds for any other purposes.

ARTICLE VI
THE CLOSING; CONDITIONS TO CLOSING
     Section 6.01 Closing.
     Subject to the closing conditions set forth in Sections 6.02 and 6.03, the closing of the assignment of the Revenue Interest and the Second Warrant (the “Closing”) shall take place at the offices of McDermott Will & Emery LLP, 227 W. Monroe St., Chicago, Illinois 60606, on the Closing Date.
     Section 6.02 Conditions Applicable to CHRP.
     The obligations of CHRP to effect the Closing shall be subject to the satisfaction of the following conditions, any of which may be waived by CHRP in its sole discretion:
     (a) Accuracy of Representations and Warranties. The representations and warranties of the Company set forth in the Transaction Documents shall be true, correct and complete in all material respects as of the Closing Date.
     (b) No Adverse Circumstances. Except as disclosed to CHRP in the Disclosure Schedule or the Company’s Form 10-Q for the third quarter of 2007 as filed with the SEC, there shall not have occurred or be continuing any event or circumstance (including any development with respect to the efficacy of the Included Products or the Intellectual Property or the use or expected future use of the same as opposed to competing products) that could reasonably be expected to have a Material Adverse Effect.
     (c) Litigation. No action, suit, litigation, proceeding or investigation shall have been instituted, be pending or threatened (i) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain damages in connection with the transactions contemplated by this Agreement, or (ii) seeking to restrain or prohibit CHRP’s acquisition of the Revenue Interest or the Second Warrant.
     (d) Consents. All notices to, consents, approvals, authorizations and waivers from Third Parties and Government Authorities that are required for the consummation of the transactions contemplated by this Agreement or any of the Transaction Documents shall have been obtained or provided for and shall remain in effect.
     (e) Comerica Deposit Agreement. The Comerica Deposit Agreement (together with any necessary account control agreements) shall have been executed and delivered by the Company and the Collection Bank, and CHRP shall have received the same.
     (f) JPMorgan Deposit Agreement. The JPMorgan Deposit Agreement (together with any necessary account control agreements) shall have been executed and delivered by the Company and the Deposit Bank, and CHRP shall have received the same.
     (g) Note and Warrant Purchase Agreement. The Note and Warrant Purchase Agreement shall have been executed and delivered by the Company, and CHRP shall have received the same.

     (h) Second Warrant. The Second Warrant shall have been executed and delivered by the Company, and CHRP shall have received the same.
     (i) Investor Rights Agreement. The Investor Rights Agreement shall have been executed and delivered by the Company, and CHRP shall have received the same.
     (j) Officer’s Certificate. CHRP shall have received a certificate of an executive officer of the Company pursuant to which such officer certifies that the conditions set forth in Sections 6.02(a), (b), (c), and (o) have been satisfied in all respects.
     (k) Assignment of Revenue Interest. The Assignment of Revenue Interest shall have been executed and delivered by the Company to CHRP, and CHRP shall have received the same.
     (l) Security Agreements. The Revenue Interest Security Agreement, the Note Security Agreement and the Subsidiary Note Security Agreement shall have been duly executed and delivered by all the parties thereto, together with proper financing statements (including Form UCC-1s) for filing under the UCC and/or any other applicable law, rule, statute or regulation relating to the perfection of a security interest in filing offices in the jurisdictions listed on Schedule 6.02(l), and such agreements shall be in full force and effect.
     (m) Legal Opinions.
          (i) CHRP shall have received an opinion of Heller Ehrman LLP, transaction counsel to the Company, in form and substance satisfactory to CHRP and its counsel, to the effect set forth in Exhibit G.
          (ii) CHRP shall have received an opinion of Heller Ehrman LLP, intellectual property counsel to the Company, in form and substance satisfactory to CHRP and its counsel, to the effect set forth in Exhibit H.
     (n) Corporate Documents of the Company and its Subsidiaries. CHRP shall have received on the Closing Date, certificates, dated as of the Closing Date, of an executive officer of the Company and its Subsidiaries (the statements made in which shall be true and correct on and as of the Closing Date): (i) attaching copies, certified by such officer as true and complete, of each the Company’s and its Subsidiaries’ certificate of incorporation or other organizational documents (together with any and all amendments thereto) certified by the appropriate Governmental Authority as being true, correct and complete copies; (ii) attaching copies, certified by such officer as true and complete, of resolutions of the board of directors of each of the Company and its Subsidiaries authorizing and approving the execution, delivery and performance by it of the Transaction Documents and the transactions contemplated herein and therein; (iii) setting forth the incumbency of the officer or officers of the Company and its Subsidiaries who have executed and delivered the Transaction Documents including therein a signature specimen of each such officer or officers; and (iv) attaching copies, certified by such officer as true and complete, of a certificate of the appropriate Governmental Authority of each of the Company and its Subsidiaries’ jurisdiction of incorporation, stating that it is in good standing under the laws of its incorporation.
     (o) Covenants. Each of the Company and its Subsidiaries shall have complied in all material respects with its covenants set forth in the Transaction Documents.

     (p) Due Diligence. CHRP’s due diligence review of the Company and its Subsidiaries shall have been completed to CHRP’s reasonable satisfaction.
     Section 6.03 Conditions Applicable to the Company.
     The obligation of the Company to effect the Closing shall be subject to the satisfaction of each of the following conditions, any of which may be waived by the Company in their sole discretion:
     (a) Accuracy of Representations and Warranties. The representations and warranties of CHRP set forth in this Agreement shall be true, correct and complete in all material respects as of the Closing Date.
     (b) Litigation. No action, suit, litigation, proceeding or investigation shall have been instituted, be pending or threatened (i) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain damages in connection with the transactions contemplated by this Agreement, or (ii) seeking to restrain or prohibit CHRP’s acquisition of the Revenue Interest or the Second Warrant.
     (c) Closing Certificate. The Company shall have received at the Closing a certificate of an authorized representative of CHRP certifying that the conditions set forth in Sections 6.03(a) and (b) have been satisfied in all material respects as of the Closing Date.
     (d) Funding. CHRP shall have funded under its obligations arising under Section 2.03(a)(i) within fifteen (15) Business Days of the date hereof.
ARTICLE VII
TERMINATION
     Section 7.01 Termination Date.
     Except as otherwise provided in this Section 7.01 and in Sections 7.02 and 8.01, this Agreement shall terminate upon expiration of the Term. If any payments are required to be made by one of the parties hereunder after that date, this Agreement shall remain in full force and effect until any and all such payments have been made in full, and (except as provided in Section 7.02) solely for that purpose. In addition, this Agreement shall sooner terminate if CHRP shall have exercised the Put Option, pursuant to Section 5.07, with the termination date in that event being the date on which the Company completes the repurchase of the Revenue Interest with payment in full to CHRP.
     Section 7.02 Effect of Termination.
     In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto or its Affiliates, directors, officers, stockholders, partners, managers or members other than the provisions of this Section 7.02 and Sections 5.04, 5.05, 8.01, 8.02, 8.04 and 8.05 hereof, which shall survive any termination as set forth in Section 8.01. Nothing contained in this Section 7.02 shall relieve any party from liability for any breach of this Agreement.

ARTICLE VIII
MISCELLANEOUS
     Section 8.01 Survival.
     (a) All representations and warranties made herein and in any other Transaction Document, any certificates or in any other writing delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Closing and shall continue to survive to the extent permitted by law until the termination of this Agreement in accordance with Article VII. Notwithstanding anything in this Agreement or implied by law to the contrary, all the agreements contained in Sections 5.04, 5.05, 8.01, 8.02, 8.04 and 8.05 shall survive indefinitely following the execution and delivery of this Agreement and the Closing and the termination of this Agreement.
     (b) Any investigation or other examination that may have been made or may be made at any time by or on behalf of the party to whom representations and warranties are made shall not limit, diminish or in any way affect the representations and warranties in the Transaction Documents, and the parties may rely on the representations and warranties in the Transaction Documents irrespective of any information obtained by them by any investigation, examination or otherwise.
     Section 8.02 Future Equity Offerings.
     In the event that the Company desires to conduct a transaction or series of transactions after the Closing Date, in which the Company issues its equity securities and/or rights to acquire its equity securities, then the Company shall take commercially reasonable efforts to discuss the opportunity for CHRP to participate in such transaction or series of transactions, without any further obligation.
     Section 8.03 Notices.
     All notices, consents, waivers and communications hereunder given by any party to the other shall be in writing (including facsimile transmission and electronic mail) and delivered personally, facsimile, by electronic mail, by a recognized overnight courier, or by dispatching the same by certified or registered mail, return receipt requested, with postage prepaid, in each case addressed:
     If to CHRP to:
Cowen Healthcare Royalty Partners, L.P.
c/o Cowen Healthcare Royalty GP, LLC
177 Broad Street
Suite 1101
Stamford, CT 06901
Attention: Clarke B. Futch
Facsimile No.: (646) 562-1293
Email: clarke.futch@cowen.com

     with a copy to:
McDermott Will & Emery LLP
227 West Monroe Street
Chicago, IL 60606-5096
Attention: Timothy R.M. Bryant
Facsimile No.: (312) 984-7700
Email: tbryant@mwe.com
     If to the Company or any of its Subsidiaries to:
Artes Medical, Inc.
5870 Pacific Center Boulevard
San Diego, CA 92121
Attention: Karla R. Kelly, General Counsel
Facsimile No.: (858) 875-5609
Email: kkelly@artesmedical.com
     with a copy to:
Heller Ehrman LLP
4350 La Jolla Village Drive, 7th Floor
San Diego, CA 92122
Attention: Jeff Thacker
Facsimile No.: (858) 587-5941
Email: jthacker@hellerehrman.com
or to such other address or addresses as CHRP or the Company may from time to time designate by notice as provided herein, except that notices of changes of address shall be effective only upon receipt. All such notices, consents, waivers and communications shall: (a) when posted by certified or registered mail, postage prepaid, return receipt requested, be effective three (3) Business Days after dispatch, unless such communication is sent trans-Atlantic, in which case they shall be deemed effective three (3) Business Days after dispatch, (b) when facsimiled or sent by electronic mail, be effective one (1) Business Day after transmission, or (c) when delivered by a recognized overnight courier or in person, be effective upon receipt when hand delivered.
     Section 8.04 Successors and Assigns.
     The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. None of the Company nor its Subsidiaries shall be entitled to assign any of its obligations and rights under the Transaction Documents without the prior written consent of CHRP. CHRP may assign without consent of the Company or its Subsidiaries any of its rights under the Transaction Documents without restriction; provided, that if CHRP completes a financing, securitization or other capital markets transaction with respect to the Revenue Interest, CHRP will use its commercially reasonable efforts to remain the servicer or administrator.

     Section 8.05 Indemnification.
     (a) The Company hereby indemnifies and holds CHRP and its Affiliates and any of their respective partners, directors, managers, members, officers, employees and agents (each a “CHRP Indemnified Party”) harmless from and against any and all Losses (including all Losses in connection with any product liability claims or claims of infringement or misappropriation of any intellectual property rights of any Third Parties) incurred or suffered by any CHRP Indemnified Party arising out of (i) the failure of any representation, warranty or certification made by the Company or its Subsidiaries in any of the Transaction Documents or certificates given by the Company or its Subsidiaries in writing pursuant hereto or thereto to be true and correct in all material respects as of the Closing Date (except (A) for such representations and warranties that are made as of a specific date, in which case such representations and warranties shall apply only as of such specified date and (B) for such representations and warranties that are qualified by a materiality or similar standard which shall be true and correct in all respects) or (ii) any breach of or default under any covenant or agreement by the Company or its Subsidiaries pursuant to any Transaction Document, including any failure by the Company or its Subsidiaries to satisfy any of the Excluded Liabilities.
     (b) CHRP hereby indemnifies and holds the Company, its Affiliates and any of their respective partners, directors, managers, officers, employees and agents (each a “Company Indemnified Party”) harmless from and against any and all Losses incurred or suffered by a Company Indemnified Party arising out of (i) the failure of any representation, warranty or certification made by the CHRP in any of the Transaction Documents or certificates given by the CHRP in writing pursuant hereto or thereto to be true and correct in all material respects as of the Closing Date (except (A) for such representations and warranties that are made as of a specific date, in which case such representations and warranties shall apply only as of such specified date and (B) for such representations and warranties that are qualified by a materiality or similar standard which shall be true and correct in all respects) or (ii) any breach of or default under any covenant or agreement by CHRP pursuant to any Transaction Document
     (c) If any claim, demand, action or proceeding (including any investigation by any Governmental Authority) shall be brought or alleged against an indemnified party in respect of which indemnity is to be sought against an indemnifying party pursuant to the preceding paragraphs, the indemnified party shall, promptly after receipt of notice of the commencement of any such claim, demand, action or proceeding, notify the indemnifying party in writing of the commencement of such claim, demand, action or proceeding, enclosing a copy of all papers served, if any; provided, that the omission to so notify such indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party under the foregoing provisions of this Section 8.05 unless, and only to the extent that, such omission results in the forfeiture of, or has a material adverse effect on the exercise or prosecution of, substantive rights or defenses by the indemnifying party. In case any such action is brought against an indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who may be counsel to the indemnifying party, unless such representation would be inappropriate due to actual or potential conflicts of interest between them based on the advice of such counsel), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 8.05 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. In any such proceeding, an indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (ii) the indemnifying party has assumed the defense of such proceeding and has failed within a reasonable time to retain counsel reasonably satisfactory to such indemnified party or (iii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them based on the advice of such counsel. It is agreed that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm (in addition to local counsel where necessary) for all such indemnified parties. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.
     Section 8.06 Independent Nature of Relationship.
     (a) The relationship between the Company and its Subsidiaries, on the one hand, and CHRP, on the other hand, is solely that of assignor and assignee, and neither CHRP, on the one hand, nor the Company and its Subsidiaries, on the other hand, has any fiduciary or other special relationship with the other or any of their respective Affiliates.
     (b) No officer or employee of CHRP will be located at the premises of the Company or any of its Affiliates, except in connection with an audit performed pursuant to Section 5.02. No officer, manager or employee of CHRP shall engage in any commercial activity with the Company or any of its Affiliates other than as contemplated herein and in the other Transaction Documents.
     (c) The Company and/or any of its Affiliates shall not at any time obligate CHRP, or impose on CHRP any obligation, in any manner or respect to any Person not a party hereto.
     Section 8.07 Tax.
     (a) For United States federal, state and local tax purposes, the Company and CHRP shall treat the assignment of the Revenue Interest as debt for United States tax purposes. The parties hereto agree not to take any position that is inconsistent with the provisions of this Section 8.07 on any tax return or in any audit or other administrative or judicial proceeding unless (i) the other party to this Agreement has consented to such actions, or (ii) the party that contemplates taking such an inconsistent position has been advised by counsel in writing that it is more likely than not (x) that there is no “reasonable basis” (within the meaning of Treasury Regulation Section 1.6662-3(b)(3)) for the position specified in this Section 8.07 or (y) that taking such a position would otherwise subject the party to penalties under the Internal Revenue Code of 1986, as amended.
     (b) This Agreement is not intended to create a deemed partnership, association or joint venture between CHRP and any counterparty. Each party agrees not to refer to the other as a “partner” or the relationship as a “partnership” or “joint venture”.
     (c) The parties agree that the payments made by CHRP under Section 2.03 shall be allocated for income tax purposes as follows:
          (i) $83,390 shall be allocated to the Second Warrant; and
          (ii) all other amounts paid by CHRP under Section 2.03 shall be allocated to the Revenue Interest.
     Section 8.08 Entire Agreement.
     This Agreement, together with the Exhibits and Schedules hereto (which are incorporated herein by reference), and the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements (including the Letter of Intent dated December 12, 2007 between Cowen Healthcare Royalty Management, LLC and the Company), understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement; provided, however, the terms of that certain Confidentiality Agreement by and between the Company and CHRP dated as of August 24, 2007 shall continue in effect. No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in the Exhibits, Schedules or other Transaction Documents) has been made or relied upon by either party hereto. None of this Agreement, nor any provision hereof, is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.
     Section 8.09 Amendments; No Waivers.
     (a) This Agreement or any term or provision hereof may not be amended, changed or modified except with the written consent of the parties hereto. No waiver of any right hereunder shall be effective unless such waiver is signed in writing by the party against whom such waiver is sought to be enforced.
     (b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
     Section 8.10 Interpretation.
     When a reference is made in this Agreement to Articles, Sections, Schedules or Exhibits, such reference shall be to an Article, Section, Schedule or Exhibit to this Agreement unless otherwise indicated. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. Neither party hereto shall be or be deemed to be the drafter of this Agreement for the purposes of construing this Agreement against one party or the other.
     Section 8.11 Headings and Captions.
     The headings and captions in this Agreement are for convenience and reference purposes only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
     Section 8.12 Counterparts; Effectiveness.
     This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. Any counterpart may be executed by facsimile or pdf signature and such facsimile or pdf signature shall be deemed an original.
     Section 8.13 Severability.
     If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nevertheless be given full force and effect.
     Section 8.14 Expenses; Attorneys Fees.
     Each party hereto will pay all of its own fees and expenses in connection with entering into and consummating the transactions contemplated by this Agreement; provided, that the Company agrees to reimburse CHRP for CHRP’s actual, reasonable and documented out-of-pocket expenses to cover due diligence and other, including legal, expenses associated with the transactions contemplated hereby up to $300,000 in the aggregate; and provided, further, that if any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.
     Section 8.15 Governing Law; Jurisdiction.
     (a) This Agreement shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the state of New York, without giving effect to the principles of conflicts of law thereof.
     (b) Any legal action or proceeding with respect to this Agreement or any other Transaction Document may be brought in any state or federal court of competent jurisdiction in the state, county and city of New York. By execution and delivery of this Agreement, each party hereto hereby irrevocably consents to and accepts, for itself and in respect of its property, generally and unconditionally the non-exclusive jurisdiction of such courts. Each party hereto hereby further irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of any Transaction Document.

     (c) Each party hereto hereby irrevocably consents to the service of process out of any of the courts referred to in subsection (b) above of this Section 8.15 in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address set forth in this Agreement. Each party hereto hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any suit, action or proceeding commenced hereunder or under any other Transaction Document that service of process was in any way invalid or ineffective. Nothing herein shall affect the right of a party to serve process on the other party in any other manner permitted by law.
     Section 8.16 Waiver of Jury Trial.
     Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any action, proceeding, claim or counterclaim arising out of or relating to any Transaction Document or the transactions contemplated under any Transaction Document. This waiver shall apply to any subsequent amendments, renewals, supplements or modifications to any Transaction Document.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

COMPANY:	ARTES MEDICAL, INC.
	By:	/s/ Diane S. Goostree
		Name:	Diane S. Goostree
		Title:	President & CEO

CHRP:	COWEN HEALTHCARE ROYALTY PARTNERS, L.P.
	By	Cowen Healthcare Royalty GP, LLC
Its General Partner

	By:	/s/ Todd C. Davis
		Name:	Todd C. Davis
Title:
SIGNATURE PAGE TO
REVENUE INTEREST FINANCING AND
WARRANT PURCHASE AGREEMENT